Exhibit 4.1

EXECUTION VERSION

AMENDMENT NO. 1 TO REGISTRATION RIGHTS AGREEMENT

This AMENDMENT NO. 1 TO REGISTRATION RIGHTS AGREEMENT (this “Agreement”) is made as of August 24, 2011 by and between Niska Gas Storage Partners LLC, a Delaware limited liability company (“Niska”), and Niska Sponsor Holdings Coöperatief U.A., a coöperatief formed in the Netherlands (“Holdco”).

RECITALS:

WHEREAS, concurrently with the execution of this Agreement Niska and Holdco are executing that certain Common Unit Purchase Agreement dated as of the date hereof (the “Purchase Agreement”), pursuant to which Niska is issuing and selling and Holdco is purchasing 687,500 common units representing limited liability company interests in Niska (the “Purchased Units”); and

WHEREAS, in order to induce Holdco to enter into the Purchase Agreement, Niska and Holdco desire to amend the Registration Rights Agreement by and between Niska and Holdco, dated May 17, 2010 (the “Registration Rights Agreement”), to provide Holdco with certain registration rights with respect to the Purchased Units.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Niska and Holdco, intending to be legally bound, hereby agree as follows:

Section 1.                                            Amendment.  The Registration Rights Agreement is hereby amended by deleting the definition of the term “Registrable Securities” in Section 1.01 of the Registration Rights Agreement and replacing such definition with the following:

“Registrable Securities” means the aggregate number of (i) Common Units issued to Holdco pursuant to the Contribution Agreement (including pursuant to the Deferred Issuance and Distribution); (ii) Subordinated Units; (iii) Common Units issuable upon conversion of the Subordinated Units or the Combined Interests pursuant to the terms of the Operating Agreement; and (iv) the Common Units issued to Holdco pursuant to the Common Unit Purchase Agreement, dated August 24, 2011, between the Company and Holdco, which Registrable Securities are subject to the rights provided herein until such rights terminate pursuant to the provisions hereof.

Section 2.                                            Counterparts.  This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

Section 3.                                            Governing Law.  The laws of the State of New York shall govern this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment No. 1 to Registration Rights Agreement on the date first written above.

NISKA GAS STORAGE PARTNERS LLC

By:	/s/ Jason A. Dubchak
Name:	Jason A. Dubchak
Title:	VP, General Counsel & Corporate Secretary

NISKA SPONSOR HOLDINGS COÖPERATIEF U.A.

By:	/s/ Jason A. Dubchak
Name:	Jason A. Dubchak
Title:	Managing Director A

By:	/s/ N.J.J.M. Wolthuis-Geeraedts
Name:	N.J.J.M. Wolthuis-Geeraedts
Title:	Managing Director B

SIGNATURE PAGE TO AMENDMENT NO. 1 TO REGISTRATION RIGHTS AGREEMENT